EXHIBIT 10.19

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the "Agreement") is made as of April 25, 2005 (the "Effective Date") by and between Global Signal Acquisitions II LLC, a Delaware limited liability company, for itself and on behalf of any of its operating subsidiaries or affiliates ("GS Acquisitions II") and Global Signal Services LLC, a Delaware limited liability company ("GS Services").

RECITALS

WHEREAS, GS Acquisitions II currently or in the future will own, control, or otherwise hold an interest (including management and/or agency interests/rights) in and to multiple telecommunications sites throughout the United States (hereinafter each such site and the improvements thereon, whether now or hereafter acquired by GS Acquisitions II, shall be, as applicable, referred to herein individually and/or collectively as the "Property"); and

WHEREAS, GS Services manages, markets, maintains and operates telecommunication sites for its affiliates and third parties; and

WHEREAS, GS Acquisitions II wishes to engage GS Services to provide certain site management services more particularly described in this Agreement.

OPERATIVE PROVISIONS

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, as well as other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Recitals. The above recitals are true and correct and are incorporated herein by this reference.

SECTION 2.    Appointment of Manager. GS Acquisitions II hereby engages GS Services to provide the Services (as hereinafter defined) for the Term (as hereinafter defined) of this Agreement. GS Services shall have the exclusive right to provide the Services with regard to the Property for the duration of this Agreement.

SECTION 3.     Scope of Services. During the Term of this Agreement, GS Services shall, subject to the terms hereof, assist GS Acquisitions II in connection with the performance of those functions reasonably necessary to maintain, market, operate, manage and/or administer the Property (the "Services"), as determined by GS Services from time to time, in its reasonable discretion. Notwithstanding anything contained herein to the contrary, GS Services shall, at all times, exercise its discretion in a manner comparable to that which it would exercise with regard to its own sites. It is the intention of the parties to hereby bestow upon GS Services the broadest range of rights reasonably required to assist GS Acquisitions II in connection with the use, operation, improvement and/or maintenance of the Property. Accordingly, GS Services' assistance to GS Acquisitions II shall include the following:

(a)    GS Services will use commercially reasonable efforts to apply for, obtain and maintain, in the name of GS Acquisitions II, or, if required, GS Services, all licenses and permits reasonably required for the operation of the Property as a telecommunications site, or for the management, marketing and operation of the Property; provided, however, GS Services shall be solely responsible for obtaining and maintaining any professional or business licenses or permits required by any governmental authority or authorities having jurisdiction over the Property in order for GS Services to manage the Property pursuant to the terms hereof. GS Acquisitions II will fully cooperate with GS Services in this regard, and shall supply such information and materials as GS Services may need to fulfill its obligations under this paragraph. The cost of complying with this paragraph shall be GS Acquisitions II's responsibility and shall be considered an Operating Expense (as defined below), shall be included in the Budget (defined below), and will be paid out of the Operating Account (defined below).

(b)    GS Services shall market and procure leases with third party customers (or, in the case of telecommunications sites that at the time of acquisition were or are subject to leases with affiliates of GS

Services, with such affiliates) for the Property, including, without limitation, locating potential customers, negotiating leases with such customers, and executing leases as agent for GS Acquisitions II (in accordance with the procedures which hereinafter follow). GS Services shall have complete discretion to negotiate all of the terms of each lease, both economic and non-economic, as well as complete authority to negotiate and execute amendments thereto. In each such instance, however, GS Services will employ the same standards that GS Acquisitions II employed in the management of the Property and operations prior to the Effective Date and that GS Services employs for other properties it manages. GS Services shall maintain all information relevant to each tenant lease in its database and accounting systems.

(c)    GS Services shall invoice rent and other amounts due under any lease pertaining to the Property, use commercially reasonable efforts to collect rent and other payments due under any such lease, and otherwise use reasonable efforts to assist GS Acquisitions II in connection with tenant lease compliance. GS Services shall cause all funds collected by it on behalf of GS Acquisitions II to be placed into the Operating Account (as defined hereafter). GS Acquisitions II hereby authorizes GS Services to undertake any action GS Services deems to be necessary to enforce lease terms, in GS Services' reasonable discretion. Such authorization shall include, without limitation, the right to pursue (or to not pursue) rent delinquencies and/or underpayments, lease termination, eviction, collection (through judicial process or otherwise), settlement, and/or otherwise pursue any other remedy available under any tenant lease. GS Acquisitions II shall use reasonable efforts to cooperate in connection therewith, to the extent required. GS Services shall also have the right, in its reasonable discretion, to compromise, settle, and/or resolve claims and/or disputes with regard to tenant leases, including, without limitation, rent or other fees due thereunder. In each instance for which GS Services shall have the right to exercise its discretion pursuant hereto, GS Services shall nonetheless employ the same standards that GS Acquisitions II employed in the management of the Property and operations prior to the Effective Date and that GS Services employs for other properties it manages.

(d)    GS Services shall provide monthly financial statements, as well as a report identifying the balances held in the Operating Account (as hereinafter defined) maintained pursuant to this Agreement and detailing all receipts and expenditures. GS Acquisitions II may, upon not less than two business days' prior written notice to GS Services, inspect and audit during normal business hours GS Services' books and records relating to the performance of the Services under this Agreement.

(e)    GS Services shall use commercially reasonable efforts to monitor GS Acquisitions II's real property rights in accordance with GS Services' normal practices, and shall report and assist in the resolution of any discovered material deficiency, also in accordance with GS Services' normal practices, and to the extent deemed necessary by GS Services employing the same standards that GS Acquisitions II employed in the management of the Property and operations prior to the Effective Date and that GS Services employs for other properties it manages.

(f)    GS Services shall periodically perform site inspections of the Property in accordance with GS Services' normal practices. Any material deficiencies will be noted and resolved in accordance with GS Services' normal practices, to the extent deemed necessary by GS Services employing the same standards that GS Acquisitions II employed in the management of the Property and operations prior to the Effective Date and that GS Services employs for other properties it manages.

(g)    GS Services shall provide site specific monitoring and maintenance in accordance with GS Services' normal practices, to the extent deemed necessary by GS Services employing the same standards that GS Acquisitions II employed in the management of the Property and operations prior to the Effective Date and that GS Services employs for other properties it manages.

(h)    GS Services shall use reasonable efforts to assist GS Acquisitions II in connection with the performance of any obligation required of GS Acquisitions II or, as applicable, GS Acquisitions II's subsidiaries/affiliates, pursuant to any management agreement, agency agreement, or other agreement related to any Property. In connection therewith, GS Services will at all times comply with the terms of the underlying agreement, and shall, at a minimum, employ the same standards and practices that GS Acquisitions II employed in the management of the Property and operations prior to the Effective Date and that GS Services employs for other properties it manages.

(i)    GS Services shall prepare and submit to GS Acquisitions II for approval annually an operating budget for the Property setting forth in reasonable detail the anticipated Operating Expenses (as hereinafter defined) for the ensuing operating year (the "Budget"). The Budget shall be furnished to GS Acquisitions II no later than November 1st of each year for the following calendar year. "Operating Expenses" shall mean all costs and expenses directly related to the use, operation, improvement and maintenance of the Property. GS Services is hereby authorized to evaluate the propriety of, and, if deemed advisable by GS Services, to incur any Operating Expense on behalf of GS Acquisitions II, the necessity, nature and amount of which may be determined in GS Services' reasonable discretion in accordance with the Budget, but in each instance employing the same standards that GS Acquisitions II employed in the management of the Property and operations prior to the Effective Date and that GS Services employs for other properties it manages.

(j)    GS Services and/or GS Acquisitions II shall establish, and GS Services shall maintain and have full and complete access to, an operating bank account in the name of GS Acquisitions II (the "Operating Account"). The Operating Account shall not be commingled with GS Services' accounts. All tenant lease payments, fees from management contracts, deposits, commissions, and any other revenue generated from agreements related to the Property shall be placed into the Operating Account as soon as possible, but no later than the second business day following receipt, or as otherwise might be directed by GS Acquisitions II in connection with any cash management arrangements under a loan secured by the Property (any such loan, a "Loan"). All Operating Expenses and the Service Fees (as hereinafter defined) will be funded through the Operating Account, and GS Services shall have no obligation to subsidize, incur, or authorize any Operating Expense that cannot, or will not be paid by or through the Operating Account. GS Acquisitions II will insure that there are sufficient funds in the Operating Account at all times to satisfy all Operating Expenses and the Service Fees. Notwithstanding anything to the contrary set forth herein, if the funds in the Operating Account are insufficient to make the disbursements required to be made from the Operating Account according to the terms hereof, GS Acquisitions II shall, within five (5) days after being notified by GS Services of the existence and amount of the deficiency in the Operating Account, deposit such amount into the Operating Account.

SECTION 4.    Execution Authority. During the term hereof, the parties recognize that GS Services will be acting as the exclusive agent for GS Acquisitions II with regard to the operation, management, and leasing of the Property. GS Acquisitions II hereby grants to GS Services the exclusive right and authority to negotiate, execute, and implement, for and on behalf of GS Acquisitions II, such leases, easements, contracts, agreements, permits, licenses, registrations, approvals, amendments and other instruments, documents, or agreements related to the Property that GS Services, in its sole and absolute discretion, deems necessary or advisable. GS Services shall have the right, as agent for GS Acquisitions II, to negotiate, in its sole and absolute discretion, the terms and provisions thereof, as well as modifications and amendments thereto. In each such instance, however, GS Services will employ the same standards that GS Acquisitions II employed in the management of the Property and operations prior to the Effective Date and that GS Services employs for other properties it manages. To the extent required, GS Acquisitions II will, upon request, execute such other or further documents as may be required to more completely effect this provision, including a power of attorney (or other similar authorizations), as well as a memorandum of this provision confirming GS Services' authority hereunder.

SECTION 5.    Cooperation. GS Acquisitions II will use its reasonable efforts to cooperate with GS Services in connection with the performance of any responsibility required hereunder or otherwise related to the Property, to the extent reasonably required. Such cooperation shall include, without limitation, executing such documents and/or performing such acts as may be required to protect, preserve, enhance, and/or maintain the Property and/or the Operating Account. Such cooperation shall also include executing such documents as may be reasonably required to accommodate a tenant and/or its installations.

SECTION 6.    Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of twenty-four (24) months (the "Initial Term"), unless sooner terminated in accordance herewith. After the Initial Term, this Agreement shall automatically renew on a year-to-year basis, with all terms and conditions remaining in full force and effect, unless either patty gives notice of its election to cancel this Agreement thirty (30) days prior to the beginning of any renewal term. Collectively, the Initial Term and each renewal term are sometimes referred to herein as the "Term."

SECTION 7.    Termination. Either party may terminate this Agreement at any time by serving upon the other sixty (60) days written notice to the other. Notwithstanding the provision above, this Agreement may be terminated for Cause (as hereinafter defined) by GS Acquisitions II upon at least five (5) days' prior written notice to GS Services. For the purposes of this Agreement, "Cause" shall mean (i) fraud, misappropriation or embezzlement by GS Services involving GS Acquisitions II's property or other wrongful act by GS Services that substantially impairs the goodwill or business of GS Acquisitions II or the Property or that causes substantial damage to GS Acquisitions II's property, goodwill or business; or (ii) continued failure by GS Services to substantially perform its duties and obligations owing to GS Acquisitions II under this Agreement, after a written demand for performance by GS Services is delivered to GS Services by GS Acquisitions II that specifically identifies the manner in which GS Acquisitions II believes that GS Services has not substantially performed its duties and after GS Services has been given at least thirty (30) days in which to cure such performance deficiencies. In the event of any termination of this Agreement for any reason, GS Services shall return to GS Acquisitions II all original documents in its possession and shall provide, electronically, such other information as GS Acquisitions II may reasonably request, to the extent such information has been maintained by GS Services pursuant to the terms hereof.

SECTION 8.    Compensation. In consideration of the Services to be performed by GS Services under this Agreement, GS Acquisitions II agrees to pay to GS Services a monthly service fee equal to 5% of operating revenues from the Property less the straight line revenue adjustment required to be recorded under SFAS 13 (the "Service Fee"). The Service Fee shall be due and payable on or before the first day of each month during the Term, and may be deducted from the Operating Account by GS Services. Notwithstanding the foregoing, in no event shall the amount paid to GS Services pursuant to this Agreement in any tax year exceed the maximum amount that can be paid to GS Services in such year without causing GS Services or any affiliate thereof to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986 (the "Code"), as amended (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to GS Services and its affiliates. If the amount payable for any tax year under the preceding sentence is less than the amount that GS Acquisitions II would otherwise be obligated to pay to GS Services pursuant to this Agreement, GS Acquisitions II shall place the remaining portion of the amount due pursuant to this Agreement in escrow. Such escrowed amounts shall be released to GS Services upon receipt of (i) an opinion of GS Services' tax counsel to the effect that such amounts would constitute Qualifying Income to GS Services, or (ii) a letter from GS Services' independent accountants indicating the maximum amount that can be paid at that time to GS Services without causing GS Services or any affiliate to fail to meet the REIT Requirements for any relevant taxable year, together with either Internal Revenue Service rulings issued to GS Services or an opinion of GS Services' tax counsel to the effect that the payment would not be treated as includable in the income of GS Services for any prior taxable year.

SECTION 9.    Indemnification by GS Acquisitions II. GS Acquisitions II hereby agrees to indemnify, defend and hold harmless GS Services, its subsidiaries, affiliates, directors, managers, officers and employees from and against any and all claims, demands, causes of action, losses, actions, damages, liability and expense, including costs and reasonable attorneys' fees, arising from or relating to (1) the Property and/or any tenant/customer thereon and/or any agreement associated therewith, except to the extent caused by GS Services' negligence or willful misconduct, (2) GS Acquisitions II's, or its directors', officers', employees', contractors', subcontractors', agents' or representatives' breach of any representation, warranty or covenant contained in this Agreement; provided that any such indemnification shall be subject and subordinate to repayment of the obligations under any Loan.

SECTION 10.    Indemnification by GS Services. GS Services agrees to indemnify, defend and hold harmless GS Acquisitions II, its directors, officers and employees from and against any and all claims, demands, causes of action, losses, actions, damages, liability and expense, including costs and reasonable attorneys' fees, arising from or relating to GS Services', or its directors', GS Services', officers', employees', contractors', subcontractors', agents' breach of any representation, warranty or covenant contained in this Agreement, including GS Services' failure to fully and timely perform its obligations hereunder and GS Services' failure or refusal to comply with or abide by, whether on its own or GS Acquisitions II's behalf, any rule, order, determination, ordinance, or law of any federal, state or municipal authority where compliance with the same is the sole responsibility of GS Services, either under this Agreement or otherwise. The provisions of this Article and the preceding Article shall survive the termination of this Agreement.

SECTION 11.    Limitation of Liability. No party will be liable to the other for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, arising from the relationship of the parties or the conduct of business under, or breach of, this Agreement, except where such damages or loss of profits are claimed by or awarded to a third party in a claim or action against which a party to this Agreement has a specific obligation to indemnify another party to this Agreement.

SECTION 12.    GS Services Representations. GS Services represents that (i) it will render the Services under this Agreement in accordance with customary industry standards; (ii) it has the requisite skill to perform the Services required hereunder; and (iii) it shall comply with all federal, state and local laws, rules and regulations applicable to the provision of the Services hereunder, including, without limitation, applicable Occupational Safety and Health Administration and Federal Communications Commission rules and regulations. Except as specified in this Agreement, GS Services makes no representation or warranty, including, without limitation, any representation or warranty with regard to the Property, the customers thereon, or the marketing prospects thereof. Further, GS Acquisitions II recognizes that GS Services engages in business activities that may be in competition with the Property and/or the business thereon, and that nothing contained in this Agreement shall in any way preclude GS Services or its affiliates, subsidiaries, officers, employees, and agents from engaging in any business activity (including the operation, maintenance, leasing, and/or marketing of the property of others), even if, by doing so, such activities could be construed to be in competition with the business activities of GS Acquisitions II or its Property.

SECTION 13.    Insurance. GS Services shall procure and maintain policies of insurance, at GS Acquisitions II's cost and expense, insuring GS Services and GS Acquisitions II from all claims or actions for bodily injury, for property damage and for other matters, arising from, related to, or connected with the Property, in such form, amounts and coverages, and for such time periods, as GS Services would procure for the properties of others for protection against claims, liabilities and losses arising out of or connected with the Property. The cost of any such insurance shall be treated as an Operating Expense hereunder. GS Services will furnish GS Acquisitions II with certificates of insurance evidencing that the said insurance is in effect at the inception of this Agreement and when coverage is renewed or replaced, which will include provisions to the effect that GS Acquisitions II will be given at least thirty (30) days' prior written notice of cancellation or non-renewal of or any material change in any of the aforesaid policies.

SECTION 14.    Property Damage/Restoration. If all or any part of any Property shall be damaged or destroyed, GS Acquisitions II shall, to the extent required by its tenant leases, restore such Property in the manner and timeframe required by the tenant leases. If GS Acquisitions II fails to timely and/or otherwise restore a Property, this Agreement shall terminate with regard to the applicable Property so damaged.

SECTION 15.    Condemnation. In the event of a taking of an individual Property, this Agreement shall terminate as of the date of the taking with respect to the applicable Property so taken.

SECTION 16.    Default. The failure of a party to perform any of the covenants of this Agreement shall constitute a default. The non-defaulting party shall give the other written notice of such default, and the defaulting party shall cure the default within thirty (30) days after receipt of such notice. In the event any such default cannot reasonably be cured within such thirty (30) day period, if the defaulting party shall proceed promptly after the receipt of such notice to cure such default, and shall pursue curing such default with due diligence, the time for curing shall be extended for such period of time as may be necessary to complete such curing, however, in no event shall this extension of time be in excess of sixty (60) days, unless agreed upon by the non-defaulting party. Should the defaulting party fail to cure a default under this Agreement, the other party shall have all remedies available either at law or in equity, including the right to specific performance and the right to terminate this Agreement.

SECTION 17.    Transfer of Title. GS Acquisitions II may freely assign or transfer its interest in any or all of the Property that is the subject of this Agreement. In the event of such an assignment or transfer, this Agreement shall terminate with regard to the transferred Property.

SECTION 18.    Access. GS Services and its agents, contractors, and other authorized guests shall have free, unrestricted access to the Property at all times.

SECTION 19.    Assignment. This Agreement may not be assigned (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except either party may, without the consent of the other, assign this Agreement to an affiliate or subsidiary thereof.

SECTION 20.    No Partnership. The parties do not intend to create any partnership or joint venture. Nothing in this Agreement shall constitute or be construed to be any other relationship other than that expressly provided in this Agreement.

SECTION 21.    Confidentiality. Without the consent of the other party hereto, the terms and provisions of this Agreement shall not be disclosed by either party hereto to any third party other than to their respective affiliates, subsidiaries, officers, directors, employees, lenders, attorneys, and other advisors who have a legitimate need to know the terms and provisions hereof. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated herein (including, without limitation, the identity of the parties, any information that could lead another to determine the identity of the parties, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law).

SECTION 22.    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

SECTION 23.    Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, limit or expand the scope, extent or intent of this Agreement.

SECTION 24.    Further Action. Each party agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the intent and purposes of this Agreement.

SECTION 25.    Notices. Any notice or other communication required or permitted hereunder shall be in writing and may be delivered personally or by commercial overnight carrier, transmitted by facsimile, telegraphed, telexed, or mailed (postage prepaid via the U.S. postal service) to the applicable party at the following address (or at such other address as the party may designate in writing from time to time); however, any such notice or communication shall be deemed to be delivered only when actually received by the party to whom it is addressed:

Global Signal Acquisitions II LLC 301 North Cattlemen Rd., Suite 300 Sarasota, FL 34232

Global Signal Services LLC 301 North Cattlemen Rd., Suite 300 Sarasota, FL 34232

SECTION 26.    Amendments and Waiver. This Agreement, together with any schedules and exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and will supersede all previous proposals, both oral and written, negotiations, representations, commitments, writings, agreements and all other communications between the parties. The provisions of this Agreement may not be modified, supplemented or amended except by a writing signed by the parties hereto.

SECTION 27.    Governing Law. The laws of the state of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto. Venue for any action to enforce the terms hereof shall lie in Sarasota County Florida, or the Middle District of Florida, Tampa Division, as applicable.

SECTION 28.    Attorneys' Fees. Should any litigation be commenced between any party to this Agreement for specific performance, injunction, declaratory relief, damages, or any other remedy provided by law, the prevailing party, in addition to such other relief as may be granted in such action, shall be entitled to recover from the losing party a reasonable sum as and for its costs and attorneys' fees incurred both at and in preparation for trial and any appeal.

SECTION 29.    Binding Effect. Except as otherwise provided in this Agreement, this Agreement is binding upon and inures to the benefit of the parties and their respective and permitted successors, transferees, and assigns, including any permitted successor, transferee or assignee of the Agreement.

SECTION 30.    Bankruptcy. While any Loan is outstanding, GS Services shall not commence any voluntary case under Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder, or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect against GS Acquisitions II.

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GLOBAL SIGNAL ACQUISITIONS II LLC
By: /s/ William T. Freeman Name: William T. Freeman Title:Executive Vice President, Chief Financial Officer and Assistant Secretary
GLOBAL SIGNAL SERVICES LLC
By: /s/ Greerson McMullen Name: Greerson McMullen Title:Executive Vice President, General Counsel and Secretary